Exhibit 10.4

[LETTERHEAD OF PLIANT CORPORATION]

EDWARD A. LAPEKAS

CHIEF EXECUTIVE OFFICER

September 26, 2003

Stanley B. Bikulege

3N986 Ralph Waldo Emerson

St. Charles, IL 60175

Retention Bonus

Dear Stan:

Pliant Corporation, a Utah corporation (the “Company”), hereby offers to pay you a retention bonus equal to $1,000,000 or such lesser amount as specified below (the “Retention Bonus”) if you are continuously employed by the Company from the date hereof through and including September 30, 2005 (the “Effective Date”). Unless otherwise specified below, the Retention Bonus will be paid in cash, by check or wire transfer, on the first business day following the Effective Date. The Retention Bonus shall be reduced by all applicable federal, state and local tax, unemployment insurance and social security withholding requirements.

Notwithstanding anything to the contrary contained herein, the obligation of the Company to pay the Retention Bonus to you is subject to the additional terms and conditions set forth below.

(a) If the Company terminates your employment with the Company for Cause (as defined below) or you resign or quit your employment with the Company for any reason, in each case on or prior to the Effective Date, you shall not be entitled to the Retention Bonus or any portion thereof.

(b) If the Company terminates your employment with the Company without Cause on or prior to the Effective Date, you shall be entitled to receive the full amount of the Retention Bonus within 60 days following the date your employment is terminated without Cause.

(c) If you are employed by the Company on the date of your death or Disability (as defined below), you shall be entitled to receive within 60 days after the date of your death or Disability a portion of the Retention Bonus equal to the product of (x) $1,000,000 and (y) the quotient obtained by dividing (1) the number of days that have elapsed from the date hereof through the date of your death or Disability, as applicable, by (2) 730.

As used herein, “Cause” shall mean (a) your misconduct with respect to the business and affairs of the Company and its affiliates; (b) neglect of your duties or the failure to follow the lawful directions of the Board of Directors of the Company or senior officers of the Company or its affiliates to whom you report, including, without limitation, the violation of any material policy of the Company or its affiliates applicable to you; (c) the commission by you of a felony; (d) the commission by you of an act of fraud or financial dishonesty with respect to the Company or its affiliates; or (e) the commission by you of any crime that involves moral turpitude or fraud or any action which otherwise has a material adverse effect on the business, assets, liabilities, operations, affairs or prospects of the Company or its affiliates.

As used herein, “Disability” shall mean a condition or disease suffered by you that would cause you to be considered “disabled” within the meaning of the Company’s long-term disability plan as in effect from time to time and, for the purposes hereof, the date of Disability shall be the date that you are first considered “disabled” within the meaning of such plan.

This letter agreement, and the Retention Bonus it describes, is in addition to, and not a substitute for, any other employment, compensation or severance arrangements you may have with the Company. Additionally, this letter agreement, and the Retention Bonus it describes, does not change any other terms of your employment with the Company; is not a guarantee of employment or continued employment with the Company or its affiliates; and either you or the Company may terminate your at-will employment at any time.

This letter agreement shall be governed by and construed in accordance with the laws of the State of New York.

Please acknowledge your acceptance of these terms by signing and returning a counterpart to this letter and returning it to us at the address above.

Very truly yours, PLIANT CORPORATION

By:	/s/ Edward A. Lapekas
	Name:	Edward A. Lapekas
	Title:	Interim Chief Executive Officer

Acknowledged and agreed

as of the date first above written:

/s/ Stanley B. Bikulege 9/30/03
Name:	Stanley B. Bikulege